7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS RECORD FIRST QUARTER 2010 RESULTS

Highest Quarterly Comparable Store Sales Increase in the
Company’s History of 13.1%

Highest Quarterly Earnings Per Diluted Share in the Company's History of $0.72

     Evansville, Indiana, June 2, 2010 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the first quarter ended May 1, 2010.

     Net sales for the first quarter of fiscal 2010 increased 13.3 percent to $189.5 million compared to net sales of $167.3 million in the first quarter of fiscal 2009. Comparable store sales increased 13.1 percent.

     Net earnings for the thirteen-week first quarter increased 124 percent to $9.2 million compared to $4.1 million in the thirteen-week first quarter ended May 2, 2009. Diluted earnings per share for the quarter increased to $0.72 from $0.33 in the prior year first quarter.

     The gross profit margin for the first quarter of fiscal 2010 increased to 31.3 percent compared to 27.9 percent for the first quarter of fiscal 2009. The merchandise margin increased 2.2 percent due to significantly reduced promotional activity combined with strong sales of athletic and toning footwear compared to the prior year. The Company’s buying, distribution and occupancy costs decreased 1.2 percent, as a percentage of sales, due to the strong sales results.

     Selling, general and administrative expenses for the first quarter of fiscal 2010 increased $4.2 million to $44.3 million, primarily as a result of increases in incentive compensation associated with the Company’s improved financial performance. As a percentage of sales, these expenses decreased to 23.4 percent compared to 24.0 percent in the first quarter of fiscal 2009.

     Speaking on the results, Mark Lemond, president and chief executive officer said, "I am pleased to report we were able to take advantage of consumer demand resulting in a sales increase in each broad merchandise category. While toning and athletic footwear were key drivers of our sales in the quarter, our non-athletic footwear contributed approximately half of our comparable store sales increase. The record quarterly comparable store sales increase, combined with a higher gross profit margin and controlled expenses enabled us to report the strongest quarterly earnings in the Company’s history."

     Mr. Lemond continued, "Our continued strong financial performance gives us the confidence to remain optimistic about our outlook for the summer and back-to-school season. We will continue to manage the controllable aspects of our business for long-term growth and free cash flow generation."

Second Quarter Fiscal 2010 Earnings Outlook

     The Company expects second quarter net sales to be in the range of $165 to $168 million and comparable store sales to increase in the range of 8 to 10 percent. Earnings per diluted share in the second quarter of fiscal 2010 are expected to be in the range of $0.23 to $0.27. Earnings per diluted share in the second quarter of fiscal 2009 were $0.08.

Store Growth

     The Company expects to open 10 new stores and close seven stores in fiscal 2010. Three new stores were opened during the first quarter of 2010 and three stores were closed.

	New Stores	Stores Closings
1st Quarter 2010	3	3
2nd Quarter 2010	3	1
3rd Quarter 2010	1	1
4th Quarter 2010	3	2
Fiscal 2010	10	7

The three stores opened during the first quarter included locations in:

City	Market/Total Stores in Market
Valdosta, GA	Tallahassee/2
Beavercreek, OH	Dayton/2
Butler, PA	Pittsburgh/4

Conference Call

     Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the first quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

     This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of the current economic downturn and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

     In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

     Shoe Carnival is a chain of 311 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 1, 2010	May 2, 2009
Net sales	$189,457	$167,269
Cost of sales (including buying,
distribution and occupancy costs)	130,185	120,629

Gross profit	59,272	46,640
Selling, general and administrative
expenses	44,281	40,056

Operating income	14,991	6,584
Interest income	(23)	(3)
Interest expense	69	42

Income before income taxes	14,945	6,545
Income tax expense	5,698	2,413

Net income	$9,247	$4,132

Net income per share:
Basic	$.73	$.33
Diluted	$.72	$.33

Average shares outstanding:
Basic	12,687	12,480
Diluted	12,874	12,520

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 1,	January 30,	May 2,
	2010	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$51,760	$44,168	$20,231
Accounts receivable	1,376	746	1,055
Merchandise inventories	200,157	197,452	188,234
Deferred income tax benefit	3,453	3,255	2,376
Other	7,727	2,480	7,326
Total Current Assets	264,473	248,101	219,222
Property and equipment-net	60,879	62,162	69,445
Other	1,270	1,378	635
Total Assets	$326,622	$311,641	$289,302

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$53,722	$57,235	$48,520
Accrued and other liabilities	21,633	14,353	15,775
Total Current Liabilities	75,355	71,588	64,295
Deferred lease incentives	6,766	6,501	5,621
Accrued rent	5,115	5,115	5,221
Deferred income taxes	542	1,052	1,104
Deferred compensation	4,087	3,548	2,865
Other	2,262	2,008	1,681
Total Liabilities	94,127	89,812	80,787
Total Shareholders' Equity	232,495	221,829	208,515
Total Liabilities and Shareholders' Equity	$326,622	$311,641	$289,302

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 1, 2010	May 2, 2009
Cash flows from operating activities:
Net income	$9,247	$4,132
Adjustments to reconcile net income to net
Cash provided by (used in) operating activities:
Depreciation and amortization	3,509	3,883
Stock-based compensation	1,285	(230)
Loss on retirement of assets and impairments	1,171	32
Deferred income taxes	(708)	(111)
Lease incentives	652	119
Other	228	(206)
Changes in operating assets and liabilities:
Accounts receivable	(630)	552
Merchandise inventories	(2,705)	1,260
Accounts payable and accrued liabilities	(1,807)	(7,721)
Other	77	(3,211)

Net cash provided by (used in) operating activities	10,319	(1,501)

Cash flows from investing activities:
Purchases of property and equipment	(3,280)	(3,173)
Proceeds from sale of property and equipment	300	0

Net cash used in investing activities	(2,980)	(3,173)

Cash flows from financing activities:
Proceeds from issuance of stock	372	48
Excess tax benefits from stock-based compensation	156	40
Purchase of treasury stock	(275)	0

Net cash provided by financing activities	253	88

Net increase (decrease) in cash and cash equivalents	7,592	(4,586)
Cash and cash equivalents at beginning of period	44,168	24,817

Cash and Cash Equivalents at End of Period	$51,760	$20,231